Exhibit 23.1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in this Registration Statement on Form S-4 and related Prospectus of NewtekOne, Inc. and Subsidiaries of our reports dated March 17, 2025, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of NewtekOne, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of NewtekOne, Inc. and Subsidiaries for the year ended December 31, 2024. We also consent to the reference to our firm under the heading "Experts" in such Prospectus. /s/ RSM US LLP Hartford, Connecticut November 18, 2025